Exhibit (h)(6)

AMENDMENT NUMBER 1

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of September 10, 2019:

Term	Means
“Existing Agreement”	The Transfer Agency and Services Agreement between ALPS and the Fund dated December 29, 2016 as amended or restated from time to time
“ALPS” or “Service Provider”	ALPS Fund Services, Inc.
“Fund”	Goehring & Rozencwajg Investment Funds

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Fund Services, Inc.		Goehring & Rozencwajg Investment Funds

By:	/s/Bradley J. Swenson	By:	/s/Adam A. Rozencwajg

Name:	Bradley J. Swenson	Name:	Adam A. Rozencwajg

Title:	President	Title:	President

Schedule A to this Amendment

Amendments

Effective as of September 10, 2019, the Existing Agreement is amended as follows:

1.	Section 19(a) of the Agreement is amended by designating September 10, 2019 as the “Start Date” with the result that the “Initial Term” shall run until September 10, 2022.

2.	Appendix B to the Existing Agreement is deleted in its entirety and replaced with the new Appendix B attached hereto.

3.	The Fee Schedule to the Existing Agreement is deleted in its entirety and replaced with the new Fee Schedule attached hereto.

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.

APPENDIX B

SERVICES

Transfer Agency

•	Establish and maintain shareholder accounts
•	Process and record purchase and redemption orders
•	Process dividends and capital gain distributions
•	Perform NSCC processing
•	Produce and mail confirmations and account statements
•	Process year-end shareholder tax reporting
•	Perform required AML and CIP services
•	Provide client branded investor site
•	Maintain and coordinate Blue Sky registration

Investor Services

•	Handle 800-line phone calls on recorded lines
•	Coordinate daily fulfilment process
•	Compile monthly reports on call statistics

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Fee Schedule

[REDACTED]

COLA:

After the first anniversary date of the Agreement and on each year thereafter, the minimum fees will incur an annual cost of living increase based on any increase in the Average Annual Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Aurora- Lakewood area, as published each January by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to all parties.

Notes:

Detailed assumptions provided by client and/or listed. If actual volumes or other key assumptions are materially different, SS&C ALPS reserves the right to adjust fees accordingly.

Pricing is valid for 90 days. Fees are based on standard policies and procedures. Variations from those standards may result in revised pricing.

Out of Pocket Expenses:

Fund shall be responsible for security pricing and data fees, Bloomberg fees, Gainskeeper fees, PFIC Analyzer, bank loan sub-accounting fees, Blue Sky permit processing fees and state registration fees, SSAE 18 control review reports, travel expenses to Board meetings and on-site reviews, typesetting, printing, filing and mailing fees (including additional fees or surcharges related to exp edited typesetting, printing, filing and mailing events), FINRA advertising/filing fees (including additional ALPS fees for expedited reviews), registered representative state licensing fees, fulfillment costs, confirmations and investor statements, postage, statement paper, IRA custodial fees, NSCC interface fees, wire fees and other bank charges, E*Delivery services, customized programming/enhancements, enhanced reporting activities and other expenses incurred in connection with the performance of ALPS duties under its Agreement with the Fund and administrative handling fees attributable to management of such expenses.

Third Party Expenses:

All third party expenses incurred in providing the Additional Services will be billed to the Trust, including, but not limited to, expenses related to security reference data, portfolio risk metrics, valuation leveling and/or similar data provided by third party suppliers. For third party suppliers from which the Trust receives services as part of an existing ALPS relationship or agreement, the Trust will be billed the amount attributable to the services it received, calculated before application of any discount that ALPS may receive as part of its overall relationship with the supplier (if applicable). All expenses in which a third party supplier does not have an established relationship with ALPS will be billed to the Trust as incurred.

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